Exhibit 107

Calculation of Filing Fee Table

Form S-3

FiscalNote Holdings, Inc.

Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001		(1)	(1)	(1)	—	—

Fees to be Paid	Equity	Preferred Stock, par value $0.0001		(1)	(1)	(1)	—	—

Fees to be Paid	Other	Warrants		(1)	(1)	(1)	—	—

Fees to be Paid	Other	Units		(1)	(1)	(1)	—	—

Fees to be Paid	Other	Rights		(1)	(1)	(1)	—	—

Fees to be Paid	Debt	Debt Securities		(1)	(1)	(1)	—	—

Fess to be Paid	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)	(1)	$100,000,000	0.0001476	$14,760

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$ —		$14,760

	Total Fees Previously Paid							$ —

	Total Fee Offsets							$ —

	Net Fee Due							$14,760

(1)

An indeterminate aggregate number and amount of the securities of each class is being registered as may from time to time be offered and sold at indeterminate prices hereunder. The proposed maximum aggregate offering price per security and maximum aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with offers and sales of securities registered hereunder and is not specified as to each class of security. The preferred stock, warrants, units, rights and debt securities may be convertible into or exercisable or exchangeable for our Class A common stock or other securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of securities registered hereunder.